Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Progressive Gaming International Corporation

Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-73506, 333-07441, 333-30525, 333-30605, 333-120327 and 333-143663) and on Form S-3 (File Nos. 333-69450, 333-110623 and 333-146058) of Progressive Gaming International Corporation of our report dated March 28, 2006, except for Note 3, as to which the date is March 14, 2008 relating to the consolidated financial statements of Progressive Gaming International Corporation for the year ended December 31, 2005, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ BDO Seidman, LLP

Los Angeles, California

March 14, 2008